Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Tuesday, May 26, 2009	Rich Sheffer (952) 887-3753

DONALDSON REPORTS THIRD QUARTER RESULTS

Updated FY09 EPS Guidance of $1.55 to $1.70

MINNEAPOLIS (May 26, 2009) — Donaldson Company, Inc. (NYSE: DCI) announced updated guidance for FY09 and its financial results for the quarter ended April 30, 2009.

Summarized financial results for the periods ended April 30 are as follows (dollars in millions, except per share data):

	Three Months Ended April 30			Nine Months Ended April 30
	2009	2008	Change	2009	2008	Change
Net sales	$413.4	$587.8	-29.7%	$1,447.3	$1,625.1	-10.9%
Operating income	37.7	63.5	-40.7%	135.2	177.9	-24.0%
Net earnings	26.6	46.0	-42.2%	108.4	123.4	-12.2%
Diluted EPS	$0.34	$0.57	-40.4%	$1.37	$1.52	-9.9%

Included in the above results are pre-tax restructuring expenses of $6.8 million in the quarter and $11.1 million year-to-date. The impact of these restructuring expenses reduced diluted EPS by $0.06 in the quarter and $0.10 year-to-date.

“Although we continue to experience very challenging and severe recessionary conditions in almost all of our end markets, I am very pleased that our gross margin improvement, cost reduction, and working capital improvement projects helped us significantly in our third quarter,” said Bill Cook, Chairman, President and CEO.

“We generated record free cash flow of $100 million in the quarter and $171 million year-to-date. This has allowed us to further reduce debt by $39 million this quarter while still increasing our global cash reserves. Our balance sheet is very strong as we continue to improve our working capital utilization.”

“Our overall sales were down 30 percent in the quarter and, excluding the exchange rate movements impact, sales were down 24 percent. In our Engine Products segment local currency sales decreased 26 percent, although our sales of retrofit emissions and Aerospace and Defense products remained ahead of last year’s levels. In our Industrial Products segment local currency sales decreased 21 percent, as our Industrial Filtration Solutions, Gas Turbine, and Special Applications businesses all experienced sales declines. Market conditions were also weak globally as our local currency sales decreased by 17 percent in Asia, 22 percent in the Americas, and 32 percent in Europe.”

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Donaldson Company, Inc.

May 26, 2009

“However, our operating margin improved in the third quarter to 9.1 percent, compared to 6.0 percent in our second quarter, despite these sudden and sharp sales declines in many of our businesses. We continued to proactively expand our restructuring actions and realized savings of approximately $20 million from the actions completed in the previous two quarters. Unfortunately, these restructuring actions included further headcount reductions of 850 employees in our third quarter, for a total work force reduction of 2,700, or 20 percent, since the beginning of our fiscal year. We anticipate that the cumulative effect of the restructuring actions during FY09 will generate approximately $100 million of annualized cost savings when completed.”

“Based on recent feedback from key Customers, we are planning for this global recession to continue at least through the fourth quarter of FY09. Consequently, we will consider and make further adjustments to our business plans and cost structure as necessary. We remain committed to protecting the health of our Company and our ability to serve our Customers. Our restructuring efforts, although difficult, are allowing us to successfully lead our Company through this recession while positioning ourselves to profitably capitalize on future opportunities. We will return to our long-range strategic growth plans when economic conditions improve.”

Financial Statement Discussion

The impact of foreign currency translation decreased reported sales by $33.6 million, or 5.7 percent, in the quarter and $54.2 million, or 3.3 percent, year-to-date. The impact of foreign currency translation decreased reported net earnings by $0.9 million, or 2.0 percent, in the quarter and $2.9 million, or 2.3 percent, year-to-date.

Gross margin was 31.6 percent for the quarter and 31.2 percent year-to-date, compared to prior year margins of 32.0 percent and 32.3 percent, respectively. Lower absorption of fixed costs due to the drop in our production volumes negatively impacted our gross margin. We also incurred $1.9 million in restructuring costs which reduced our gross margin.

Operating expenses for the quarter were 22.5 percent of sales, up from 21.2 percent last year. Third quarter operating expenses included $4.9 million in restructuring costs. Year-to-date operating expenses were 21.9 percent of sales, up from 21.3 percent last year. Our expense reduction programs remain in effect including a hiring freeze, salary freeze, targeted restructurings, reductions in executive compensation, and other expense reduction actions.

The effective tax rate for the quarter was 24.8 percent, compared to the prior year rate of 25.6 percent. We recognized a $2.6 million benefit in the quarter primarily from the favorable conclusion of an international audit. Year-to-date, the effective tax rate decreased from 27.4 percent last year to 16.4 percent due primarily to the favorable resolution of tax audits.

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Donaldson Company, Inc.

May 26, 2009

Free cash flow was $100.0 million in the quarter versus $33.8 million last year. The increase was driven by working capital improvements and lower capital expenditures. We repurchased no shares during the quarter and have repurchased 802,000 shares year-to-date for $32.8 million.

FY09 Outlook

We foresee the current recessionary conditions to continue at least through the fourth quarter of our fiscal 2009.

•

We forecast total FY09 Company sales to be between $1.8 and $1.9 billion, or down 15 to 20 percent from the prior year. Foreign currency translation is expected to account for about 25 percent of this decrease. This assumes the Euro at US$1.36 and 96 Yen to the US$ for our fourth quarter.

•

Due to our lower sales outlook, we believe that lower absorption of fixed costs will continue and, as a result, we are considering additional restructuring actions that could result in an additional $10 to $12 million in additional costs in our fourth quarter. Including these costs, we have updated our full year operating margin guidance to between 8.0 to 9.0 percent.

•	Following the favorable resolution of several tax contingencies this year, our full year tax rate should be between 17 and 19 percent.

•

As a result of our ongoing working capital improvement efforts, we expect record full year free cash flow of $180 to $200 million, up approximately $80 to $100 million from the prior year. We will continue to use our cash flow for dividends, select capital projects, the repayment of debt, and increasing our cash balance.

•

With the reduction in our outlook due to the combination of exchange rates, weaker Customer demand, and including our estimated full year restructuring costs of $21-23 million, we now forecast our full year FY09 EPS to be between $1.55 and $1.70.

Engine Products: We now forecast full year FY09 sales to decrease 16 to 21 percent, inclusive of the impact of foreign currency translation.

•

In our NAFTA Transportation Products, we believe that build rates for heavy- and medium-duty trucks will be down 25 to 35 percent from last year. Build rates are also forecast to be down a comparable amount in Europe and Japan.

•	Demand in the aerospace and defense market is projected to begin moderating.

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Donaldson Company, Inc.

May 26, 2009

•	We expect the global construction and mining markets to remain weak. Based on recent Customer announcements, we also project that the global farm equipment market will continue to decline.

•

Our Aftermarket sales are expected to remain below last year’s levels due to the drop in economic activity that has negatively impacted the utilization rates for both heavy trucks and off-road equipment. However, the increasing amount of equipment in the field with our PowerCore® technology as well as our other proprietary filtration systems will partially offset the weak utilization rates.

Industrial Products: We now forecast full year FY09 sales to decrease 12 to 17 percent, inclusive of the impact of foreign currency translation.

•	Our Industrial Filtration Solutions’ sales are projected to decrease 13 to 18 percent. We expect the global manufacturing environment to further weaken but at a slower pace than the last two quarters.

•

While we anticipate full year unit volume to be flat in our Gas Turbine Products business, we forecast our full year gas turbine filter sales to decrease 2 to 5 percent due to the impact of foreign currency translation. Based on feedback from our Customers, we expect a slowdown in demand for large power generation projects over the next 12 months.

•

Special Applications Products’ sales are projected to decrease 17 to 22 percent, primarily due to soft conditions in the hard disk drive market and the weaker industrial end markets for our membrane products.

About Donaldson Company

Donaldson is a leading worldwide provider of filtration systems that improve people’s lives, enhance our Customers’ equipment performance, and protect our environment. We are a technology-driven company committed to satisfying our Customers’ needs for filtration solutions through innovative research and development, application expertise, and global presence. Our employees contribute to the Company’s success by supporting our Customers at our more than 100 sales, manufacturing, and distribution locations around the world.

Donaldson is a member of the S&P MidCap 400 and Russell 1000 indices, and our shares trade on the NYSE under the symbol DCI. Additional information is available at www.donaldson.com.

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Donaldson Company, Inc.

May 26, 2009

SAFE HARBOR STATEMENT UNDER THE SECURITIES REFORM ACT OF 1995

The company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”) and is making this cautionary statement in connection with such safe harbor legislation. This announcement contains forward-looking statements, including forecasts, plans, and projections relating to our business and financial performance and global economic conditions, which involve uncertainties that could materially impact results.

The company wishes to caution investors that any forward-looking statements are subject to uncertainties and other risk factors that could cause actual results to differ materially from such statements, including but not limited to risks associated with: world economic factors and the ongoing and deepening economic downturn that is negatively impacting all regions of the world, the recent significant reduction in sales volume and orders, our Customers’ financial condition, currency fluctuations, commodity prices, political factors, the company’s international operations, highly competitive markets, governmental laws and regulations, including the impact of the unprecedented economic stimulus measures being implemented by governments around the world, the implementation of our new information systems, potential global health outbreaks, and other factors included in our Annual and Quarterly Reports. We undertake no obligation to publicly update or revise any forward-looking statements.

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Donaldson Company, Inc.

May 26, 2009

CONDENSED STATEMENTS OF CONSOLIDATED EARNINGS

DONALDSON COMPANY, INC. AND SUBSIDIARIES

(Thousands of dollars, except share and per share amounts)

(Unaudited)

	Three Months Ended April 30		Nine Months Ended April 30
	2009	2008	2009	2008
Net sales	$413,447	$587,760	$1,447,308	$1,625,099

Cost of sales	282,665	399,494	995,811	1,100,784

Gross margin	130,782	188,266	451,497	524,315

Operating expenses	93,123	124,744	316,304	346,379

Operating income	37,659	63,522	135,193	177,936

Other income, net	(1,788)	(2,567)	(7,466)	(4,589)

Interest expense	4,067	4,239	13,085	12,555

Earnings before income taxes	35,380	61,850	129,574	169,970

Income taxes	8,782	15,863	21,221	46,590

Net earnings	$26,598	$45,987	$108,353	$123,380

Weighted average shares outstanding	77,883,606	78,633,945	77,850,917	79,406,931

Diluted shares outstanding	78,689,264	80,525,835	79,180,010	81,398,771

Net earnings per share	$0.34	$0.58	$1.39	$1.55

Net earnings per share assuming dilution	$0.34	$0.57	$1.37	$1.52

Dividends paid per share	$0.115	$0.110	$0.340	$0.310

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Donaldson Company, Inc.

May 26, 2009

DONALDSON COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Thousands of dollars)

(Unaudited)

	April 30 2009	July 31 2008
ASSETS

Cash and cash equivalents	$133,237	$83,357
Accounts receivable – net	277,277	413,863
Inventories – net	188,123	264,129
Prepaids and other current assets	74,591	92,408

Total current assets	673,228	853,757

Other assets and deferred taxes	326,514	279,706
Property, plant and equipment – net	370,332	415,159

Total assets	$1,370,074	$1,548,622

LIABILITIES AND SHAREHOLDERS’ EQUITY

Trade accounts payable	$115,475	$200,967
Employee compensation and other liabilities	123,384	170,667
Notes payable	75,784	139,404
Current maturity long-term debt	5,797	5,669

Total current liabilities	320,440	516,707

Long-term debt	253,185	176,475
Other long-term liabilities	91,542	115,405

Total liabilities	665,167	808,587

Equity	704,907	740,035

Total liabilities and equity	$1,370,074	$1,548,622

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Donaldson Company, Inc.

May 26, 2009

DONALDSON COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Thousands of dollars)

(Unaudited)

	Nine Months Ended April 30
	2009	2008
OPERATING ACTIVITIES

Net earnings	$108,353	$123,380
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	43,256	41,850
Changes in operating assets and liabilities	68,719	(53,541)
Tax benefit of equity plans	(2,279)	(6,588)
Stock compensation plan expense	1,164	7,101
Other, net	(14,507)	(8,389)
Net cash provided by operating activities	204,706	103,813

INVESTING ACTIVITIES

Net expenditures on property and equipment	(34,151)	(52,109)
Acquisitions, investments and divestitures, net	(74,318)	(2,475)
Net cash used in investing activities	(108,469)	(54,584)

FINANCING ACTIVITIES

Purchase of treasury stock	(32,773)	(69,284)
Net change in debt	18,524	26,548
Dividends paid	(26,291)	(24,428)
Tax benefit of equity plans	2,279	6,588
Other, net	3,380	5,672
Net cash used in financing activities	(34,881)	(54,904)

Effect of exchange rate changes on cash	(11,476)	3,715

Increase (decrease) in cash and cash equivalents	49,880	(1,960)

Cash and cash equivalents – beginning of year	83,357	55,237

Cash and cash equivalents – end of period	$133,237	$53,277

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Donaldson Company, Inc.

May 26, 2009

SEGMENT DETAIL

(Thousands of dollars)

(Unaudited)

	Engine Products	Industrial Products	Corporate & Unallocated	Total Company
3 Months Ended April 30, 2009:
Net sales	$223,747	$189,700	—	$413,447
Earnings before income taxes	19,708	18,448	(2,776)	35,380

3 Months Ended April 30, 2008:
Net sales	$324,992	$262,768	—	$587,760
Earnings before income taxes	43,456	25,997	(7,603)	61,850

9 Months Ended April 30, 2009:
Net sales	$774,614	$672,694	—	$1,447,308
Earnings before income taxes	66,252	70,439	(7,117)	129,574

9 Months Ended April 30, 2008:
Net sales	$902,488	$722,611	—	$1,625,099
Earnings before income taxes	115,279	70,429	(15,738)	169,970

NET SALES BY PRODUCT

(Thousands of dollars)

(Unaudited)

	Three Months Ended April 30		Nine Months Ended April 30
	2009	2008	2009	2008
Engine Products segment:
Off-Road Products	$82,217	$120,932	$290,912	$332,398
Transportation Products	13,405	33,188	57,549	91,943
Aftermarket Products	128,125	170,872	426,153	478,147
Total Engine Products segment	$223,747	$324,992	$774,614	$902,488

Industrial Products segment:
Industrial Filtration Solutions Products	$111,975	$155,208	$394,579	$430,304
Gas Turbine Products	45,166	58,858	162,046	149,046
Special Applications Products	32,559	48,702	116,069	143,261
Total Industrial Products segment	$189,700	$262,768	$672,694	$722,611

Total Company	$413,447	$587,760	$1,447,308	$1,625,099

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Donaldson Company, Inc.

May 26, 2009

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Thousands of dollars, except per share amounts)

(Unaudited)

	Three Months Ended April 30		Nine Months Ended April 30
	2009	2008	2009	2008
Free cash flow	$99,988	$33,772	$170,555	$51,704
Net capital expenditures	10,900	23,764	34,151	52,109
Net cash provided by operating activities	$110,888	$57,536	$204,706	$103,813

EBITDA	$53,365	$79,796	$184,746	$223,556
Income taxes	(8,782)	(15,863)	(21,221)	(46,590)
Interest expense (net)	(3,830)	(4,063)	(11,916)	(11,736)
Depreciation and amortization	(14,155)	(13,883)	(43,256)	(41,850)

Net earnings	$26,598	$45,987	$108,353	$123,380

Net sales, excluding foreign currency translation	$447,092	$550,798	$1,501,529	$1,540,451
Foreign currency translation	(33,645)	36,962	(54,221)	84,648

Net sales	$413,447	$587,760	$1,447,308	$1,625,099

Net earnings, excluding foreign currency translation	$27,505	$43,136	$111,229	$113,761
Foreign currency translation	(907)	2,851	(2,876)	9,619

Net earnings	$26,598	$45,987	$108,353	$123,380

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Donaldson Company, Inc.

May 26, 2009

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)

(Thousands of dollars, except per share amounts)

(Unaudited)

	Three Months Ended April 30		Nine Months Ended April 30
	2009	2008	2009	2008
Net earnings, excluding restructuring charges	$31,280	$45,987	$115,999	$123,380
Restructuring charges, net of tax	(4,682)	—	(7,646)	—

Net earnings	$26,598	$45,987	$108,353	$123,380

Net earnings per share assuming dilution, excluding restructuring charges	$0.40	$0.57	$1.47	$1.52
Restructuring charges per share, net of tax	(0.06)	—	(0.10)	—

Net earnings per share assuming dilution	$0.34	$0.57	$1.37	$1.52

Although free cash flow, EBITDA, net sales excluding foreign currency translation, net earnings excluding foreign currency translation, net earnings excluding restructuring charges and net earnings per share assuming dilution excluding restructuring charges are not measures of financial performance under GAAP, the company believes they are useful in understanding its financial results. Free cash flow is a commonly used measure of a company’s ability to generate cash in excess of its operating needs. EBITDA is a commonly used measure of operating earnings less non-cash expenses. Both net sales and net earnings excluding foreign currency translation provide a comparable measure for understanding the operating results of the company’s foreign entities excluding the impact of foreign exchange. Both net earnings excluding restructuring charges and earnings per share excluding restructuring charges provide a comparable measure for understanding the results of the Company as compared to prior periods. A shortcoming of these financial measures is that they do not reflect the company’s actual results under GAAP. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures.

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